SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 AMENDMENT NO. 2

                                       TO

                                      FORM

                                     N-8B-2

                                File No. 811-8293



           REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS WHICH ARE
                          CURRENTLY ISSUING SECURITIES


                                  March 3, 1998


                         Pursuant to Section 8(b) of the
                         Investment Company Act of 1940
                         -------------------------------


                 SCHWAB TRUSTS, SCHWAB TEN TRUST, 1997 SERIES A
                             (AND SUBSEQUENT SERIES)
                      and any other future trusts for which
                         Charles Schwab & Co., Inc. and
                         Reich & Tang Distributors, Inc.
                                 act as Sponsors
                 ----------------------------------------------
                               Name of Registrant


                                600 Fifth Avenue
                            New York, New York 10022
                 ----------------------------------------------
                   Address and Principal Office of Registrant




  X    Not the issuer of periodic payment plan certificates.
____

_____  Issuer of periodic payment plan certificates.


Amending items 2, 4, 25, 28(a)(b), 29, and 30.

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I.  ORGANIZATION AND GENERAL INFORMATION
    ------------------------------------


          2.  Furnish name and principal business address and ZIP
Code and the Internal Revenue Service Employer Identification
Number of each depositor of the trust.

              Reich & Tang Distributors, Inc.
              600 Fifth Avenue
              New York, New York 10020

              Internal Revenue Service Employer
              Identification Number: 13-3983997

          4. Furnish name and principal business address and ZIP Code and the Internal Revenue Service Employer Identification Number of each principal underwriter currently distributing securities of the trust.

              Reich & Tang Distributors, Inc.
              600 Fifth Avenue
              New York, New York 10020

              Internal Revenue Service Employer
              Identification Number: 13-3983997


III.  ORGANIZATION, PERSONNEL AND AFFILIATED PERSONS OF DEPOSITOR
      -----------------------------------------------------------

     Organization and Operations of Depositor
     ----------------------------------------

          25. State the form of organization of the depositor of the trust, the name of the state or other sovereign power under the laws of which the depositor was organized and the date of organization.

          Reich & Tang Distributors, Inc. is a Corporation organized in 1997 under the laws of the State of Delaware.

     Officials and Affiliated Persons of Depositor
     ---------------------------------------------

          28. (a) Furnish as at latest practicable date the following information with respect to the depositor of the trust, with respect to each officer, director, or partner of the depositor, and with respect to each natural person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of the depositor.

              Reference is made to Exhibit E hereto.


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              (b)  Furnish a brief statement of the business
experience during the last five years of each officer, director or partner of the depositor.

              Reference is made to Exhibit E hereto.

     Companies Owning Securities of Depositor.
     -----------------------------------------

          29. Furnish as at latest practicable date the following information with respect to each company which directly or indirectly owns, controls or holds with power to vote 5% or more of the outstanding voting securities of the depositor.

              Reference is made to Exhibit E hereto.



     Controlling Persons
     -------------------

          30. Furnish as at latest practicable date the following information with respect to any person, other than those covered by Items 28, 29 and 42, who directly or indirectly controls the depositor.

              Reference is made to Exhibit E hereto.


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                                    SIGNATURE
                                    ---------


          Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this Registration Statement to be duly signed on behalf of the registrant in the City and State of New York, on the 3rd day of March 1998.

                                        SCHWAB TRUSTS
                                        SCHWAB TEN TRUST,
                                        1997 SERIES A
                                        (and SUBSEQUENT SERIES)

                                        By:  CHARLES SCHWAB & CO., INC.


                                             By: /s/ Jim White
                                                ------------------------------
                                                Name:  Jim White
                                                Title: VP Fixed Income Trading




Attest:  /s/ George von Zedlitz
         ------------------------
         Name: George von Zedlitz


                                        By:  REICH & TANG DISTRIBUTORS, INC.


                                             By: /s/ Peter DeMarco
                                                -------------------------------
                                                Name:  Peter DeMarco
                                                Title: Executive Vice President




Attest:  /s/ Bernadette N. Finn
         -------------------------
         Name:  Bernadette N. Finn
         Title: Vice President


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                                  IX. EXHIBITS


No.         Description
---         -----------

1.          Certificate of Incorporation of the Depositor (filed as
            Exhibit 99.1.3.5 to the Registration Statement on Form S-6 No. 333-44301 of Equity Securities Trust, Series 16, Signature Series, Zacks All-Star Analysts Trust III on January 15, 1998 and incorporated herein by reference).

2. By-Laws of the Depositor (filed as Exhibit 99.1.3.6 to the Registration Statement on Form S-6 No. 333-44301 of Equity Securities Trust, Series 16, Signature Series, Zacks All-Star Analysts Trust III on January 15, 1998 and incorporated herein by reference).


Exhibit E


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